                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              THE PRICE REIT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                              THE PRICE REIT, INC.
                         7979 IVANHOE AVENUE, SUITE 524
                               LA JOLLA, CA 92037
                                 (619) 551-2320

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 28, 1997

TO THE STOCKHOLDERS OF THE PRICE REIT, INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of THE PRICE REIT, INC., a Maryland corporation (the "Company"), will be held on Wednesday, May 28, 1997 at 10:00 a.m., Pacific Daylight Time, at the San Diego Hilton Beach and Tennis Resort, 1775 E. Mission Bay Drive, San Diego, California, for the following purposes:

     1. To elect directors for the ensuing year to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The Nominating Committee of the Board of Directors has selected and the present Board of Directors of the Company has approved for nomination and recommends for election as directors the following seven persons:

            Raymond E. Peet                   William D. Jones
            Joseph K. Kornwasser              Walter Weisman
            George M. Jezek                   Keene Wolcott
            Roy P. Drachman

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 31, 1997 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting and any adjournment and postponement thereof.

     We hope that you can attend the Annual Meeting in person. WHETHER OR NOT YOU CAN ATTEND, WE URGE THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE BUSINESS REPLY ENVELOPE ENCLOSED.

                                          By Order of the Board of Directors

                                          /s/ RAYMOND E. PEET
                                          -----------------------
                                          Raymond E. Peet
                                          Chairman


La Jolla, California
April 7, 1997

                              THE PRICE REIT, INC.
                         7979 IVANHOE AVENUE, SUITE 524
                               LA JOLLA, CA 92037
                                 (619) 551-2320

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     Your proxy in the enclosed form is solicited by the Board of Directors of The Price REIT, Inc. (the
"Company") for use at the Annual Meeting of Stockholders to be held on May 28, 1997 (the "Annual Meeting") at the time and place set forth in the attached Notice of Annual Meeting and at any adjournment or postponement of that meeting.

     Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company a notice in writing revoking it, by properly executing and delivering a later dated proxy or by attending the Annual Meeting and voting in person.

     Unless the accompanying proxy has been previously revoked, the shares represented by proxy will, unless otherwise directed, be voted at the Annual Meeting for the nominees named below for election as Directors and for all other matters as described in the Proxy Statement. Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by the proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any unmarked proxies, including those submitted by brokers or nominees, will be voted "for" each of the nominees of the Board of Directors, as indicated in the accompanying proxy. In the election of directors, stockholders are entitled to cumulate their votes as described under "Election of Directors" below.

     The presence at the Annual Meeting, either in person or by proxy, of holders of record of a majority of the combined outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Only holders of record of the Common Stock at the close of business on March 31, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. There were 10,671,260 shares of Common Stock outstanding on March 27, 1997, each of which is entitled to one vote on each of the matters to be presented to the stockholders at the Annual Meeting.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of seven directors. The Board of Directors of the Company has nominated, and recommends for election as directors, the seven persons named below, all seven of whom are currently serving as directors of the Company, each to hold office until the next Annual Meeting and until such director's successor is duly elected and qualified. Unless authority is withheld or any nominee is unwilling or unable to serve, which the Board of Directors does not expect, the persons named in the enclosed form of proxy will vote such proxy for the election of the nominees listed below. The Board of Directors has no reason to believe that any nominee will be unable to serve. The seven nominees receiving the highest number of votes will be elected. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

     A stockholder of the Company is entitled to cumulate votes if such stockholder gives notice, prior to the voting, of an intention to do so. If such a notice is given, every stockholder may cumulate votes. Under cumulative voting, such stockholder is entitled in the election of directors to cast one vote for each share held by such stockholder multiplied by the number of directors to be elected, and such stockholder may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as such stockholder sees fit. If no notice is given, there will be no cumulative voting. In the absence of cumulative voting, each stockholder may cast one vote for each share held by such stockholder multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate. Under either form of voting, the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the holders of the proxies to cumulate votes so as to elect the maximum number of the nominees. The proxy may not be voted for more than seven persons.

     Any stockholder executing the form of proxy enclosed herewith may withhold authority to vote for any one or more nominees by so indicating in the manner prescribed on the form of proxy. However, the number of votes authorized by the proxy will not be affected.

INFORMATION REGARDING DIRECTOR NOMINEES

     The information set forth below is submitted with respect to the nominees of the Board of Directors.

                                                                                                DIRECTOR
               NAME                  AGE            PRESENT POSITION WITH THE COMPANY            SINCE
-----------------------------------  ---   ---------------------------------------------------  --------
Raymond E. Peet                      76    Chairman of the Board                                  1991
Joseph K. Kornwasser                 49    President, Chief Executive Officer, Director           1993
George M. Jezek                      67    Executive Vice President, Chief Financial Officer,     1991
                                           Secretary, Treasurer, Director
Roy P. Drachman                      90    Director                                               1991
William D. Jones                     41    Director                                               1991
Walter Weisman                       61    Director                                               1995
Keene Wolcott                        66    Director                                               1995

     Raymond E. Peet has been Chairman of the Board since May 25, 1995 and has been a director of the Company since 1991. He retired in 1974 from the United States Navy with the rank of Vice Admiral. Admiral Peet served as Vice President, International of Teledyne Ryan Aeronautical from 1974 to 1982 and is currently a director of Cubic Corporation. He was previously a director of American Heavy Lift Shipping Co. and Energy Factors, Inc. He is currently a member of the Board of Consultants to The Comptroller General of the United States and is past President of the University of California, San Diego Board of Overseers.

     Joseph K. Kornwasser has served as President, Chief Executive Officer and a director of the Company since August 1993. From 1984 until 1994, he was Managing General Partner of Kornwasser & Friedman Shopping Center Properties, a commercial real estate development company that acquired, developed or leased shopping centers and other commercial properties, including most of the Company's properties. From 1976 until 1993, he was the managing general partner of K&F Commercial Properties, a property management company that managed shopping centers and other commercial properties and that was acquired by the Company. Mr. Kornwasser serves as Chairman of the Board of the National Bank of California, a federally chartered banking institution. Mr. Kornwasser has served on the City of Los Angeles Economic Council and is active in numerous community and charity organizations.

     George M. Jezek has been a director of the Company since 1991. He has served as Executive Vice President, Chief Financial Officer and Secretary of the Company since August 1992 and Treasurer since May 1993. From 1974 through 1994, he was also General Manager and a trustee of Security First Real Estate Investment Trust. He was affiliated with that trust since its inception in 1969. In addition, Mr. Jezek was previously Secretary and a Director of FedMart Corporation.

     Roy P. Drachman has been a director of the Company since 1991. He has been a co-owner of Roy Drachman Realty Company since 1946. He has also been a co-developer with Del Webb Company of numerous shopping centers in Arizona and California and has served on the boards of directors of several real estate investment trusts, including Brooks Harvey Real Estate Investment Trust (New York City), Pacific-

Southern REIT (San Diego, California) and the Monumental Properties REIT (Baltimore, Maryland). Mr. Drachman is also past president of three national real estate organizations -- Urban Land Institute, International Council of Shopping Centers and American Society of Real Estate Counselors.

     William D. Jones has been a director of the Company since 1991. Since October 1993, Mr. Jones has been President/Chief Executive Officer of CityLink Investment Corporation, a private company that acquires, develops and rehabilitates real estate properties in economically neglected areas. Prior to that time, he worked for The Prudential Realty Group as General Manager of a commercial real estate portfolio in the Northwestern United States from January 1992 and as an Investment Manager from July 1990. He joined The Prudential Realty Group in Newark, New Jersey, in July 1989 as an Investment Manager and Assistant to the Chairman. Prior to such time, he served as an elected official in San Diego, California, from December 1982 to September 1987. Mr. Jones is presently a trustee of The University of San Diego and a director of the Enova Corporation.

     Walter Weisman has been a director of the Company since May 1995. He is a past Chairman and Chief Executive Officer of American Medical International, Inc. ("AMI"), an owner and operator of acute care hospitals and related health care activities in the United States and in foreign countries. He served nearly 20 years with AMI, the last three years of which he was its Chief Executive Officer. Mr. Weisman is a trustee of the Los Angeles County Museum of Art, the California Institute of Technology, Harvey Mudd College, the Kress Foundation and the Sundance Institute. He is also a director of Fresenius Medical Care and Clinical Micro Sensors, Inc.

     Keene Wolcott has been a director of the Company since January 1995. Mr. Wolcott has served as President of Wolcott Investments, Inc., a private investment company, since 1975 and is currently a director of Prusser's of the West Indies Ltd. From 1969 to 1973, Mr. Wolcott served as Chief Executive Officer of the Colorado Corporation, which managed investor funds in oil and gas exploration. Prior to 1969 he served as Senior Vice President of Hayden, Stone and Company, a securities brokerage firm.

CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS; COMPENSATION

     As required by the Company's Bylaws, a majority of the directors are Independent Directors. Independent Directors are defined in the Bylaws as directors who are unaffiliated with and who do not receive compensation from (other than as a result of their status as directors of the Company) the Company, any advisor of the Company or any subsidiary thereof. In 1996, the Independent Directors were Messrs. Peet, Drachman, Jones, Weisman and Wolcott.

     The Company's directors serve for annual terms and meet as needed to approve investments of the Company. All directors are responsible for considering and approving, by majority vote, the policies of the Company and meet as often and devote such time to the business of the Company as their oversight duties may require.

     Audit Committee. The Board-appointed Audit Committee assists the Board in matters relating to accounting. The Audit Committee receives from, and reviews with, the Company's independent accountants the annual reports of such auditors; reviews with the independent auditors the scope of the succeeding annual audit; nominates the independent auditors to be selected each year by the Board; reviews consulting services rendered by the Company's independent auditors and evaluates the possible effect on the auditors' independence of performing such services; ascertains the existence of adequate internal accounting and control systems; and reviews with management and the Company's independent auditors current and emerging accounting and financial reporting requirements and practices affecting the Company. During 1996, the members of the Audit Committee were Messrs. Peet, Weisman and Wolcott. The Audit Committee met one time during 1996.

     Executive Committee. The Board-appointed Executive Committee has been granted the authority to enter into transactions in the ordinary course of business of the Company, subject to the duties of the Independent Directors, the Company's conflict of interest policies and other restrictions contained in the Company's Bylaws, and is responsible for supervising those corporate affairs which are ministerial, current, ordinary and routine. During 1996, the members of the Executive Committee were Messrs. Peet, Jezek, Kornwasser and Wolcott. The Executive Committee met two times during 1996.

     Compensation and Stock Option Committee. The Board-appointed Compensation and Stock Option Committee is responsible for authorizing the granting of stock options and otherwise administering the Company's stock option plans and reviewing and approving the Company's executive compensation policies. During 1996, the members of the Compensation and Stock Option Committee were Messrs. Peet, Jones, Weisman and Wolcott. The Compensation and Stock Option Committee met two times during 1996.

     Nominating Committee. The Board-appointed Nominating Committee is responsible for reviewing and recommending qualified candidates for election as directors to the Board of Directors. The Nominating Committee does not accept nominations from shareholders. During 1996, the members of the Nominating Committee were Messrs. Peet, Drachman and Wolcott. The Nominating Committee met one time during 1996.

     During 1996, the Board of Directors held nine meetings. Each director attended at least 75% of the Board and committee meetings that he was eligible to attend. Directors who are not employees of the Company received an annual director's fee of $24,000 for services rendered during 1996, except for the Chairman of the Board, who received $30,000 for such services. In addition, each non-employee director of the Company received options to purchase an aggregate of 5,000 shares of Common Stock pursuant to the 1996 Directors' Stock Option Plan. Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES SET FORTH ABOVE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THE ACCOMPANYING PROXY.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the shares of the Company's Common Stock beneficially owned as of the Record Date by (i) each of the Company's directors, (ii) the Chief Executive Officer and three of the most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 1996 and (iii) the Company's executive officers and directors as a group. There are no persons known by the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities. There were 10,671,260 shares of Common Stock outstanding as of March 27, 1997. The business address for each of the officers and directors listed below is c/o The Price REIT, Inc., 7979 Ivanhoe Avenue, Suite 524, La Jolla, CA 92037.

                                                                NUMBER OF        % OF
                                                                SHARES OF       COMMON
                                                                 COMMON          STOCK
                                 NAME                             STOCK       OUTSTANDING
        ------------------------------------------------------  ---------     -----------
        Officers and Directors
        Raymond E. Peet.......................................    12,095(1)          *
          Chairman, Director
        Joseph K. Kornwasser..................................   423,468(2)        3.9%
          President, Chief Executive Officer, Director
        Jerald Friedman(3)....................................   172,800(4)        1.6%
          Senior Executive Vice President, Chief Operating
          Officer
        George M. Jezek.......................................    61,780(5)          *
          Executive Vice President, Chief Financial Officer,
          Treasurer, Secretary, Director
        Lawrence M. Kronenberg(3).............................    21,300(6)          *
          Executive Vice President, Finance
        Roy P. Drachman.......................................    22,053(1)          *
          Director
        William D. Jones......................................     5,500(1)          *
          Director
        Walter Weisman........................................     5,500(1)          *
          Director
        Keene Wolcott.........................................     8,000(1)          *
          Director
        Officers and Directors as a group (13 persons)........   748,598(7)        6.7%

---------------

 *  Represents less than 1% of the outstanding shares of Common Stock.

(1) Includes 5,000 shares that may be purchased upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(2) Includes 250,300 shares that may be purchased upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(3) Effective January 1, 1997, the Company acquired the assets and assumed the liabilities of K&F Development Company and elected certain of the officers of K&F Development Company, including Mr. Friedman and Mr. Kronenberg, to serve as officers of the Company. See "Certain Relationships and Related Transactions."

(4) Includes 122,800 shares that may be purchased upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(5) Includes 15,000 shares held by the Mandell Weiss Charitable Trust, of which Mr. Jezek is trustee. Mr. Jezek disclaims any beneficial ownership in such shares. Also includes 44,000 shares that may be purchased upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(6) Includes 20,000 shares that may be purchased upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(7) Includes 468,900 shares that may be purchased upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table shows, for the fiscal years ended December 31, 1994, 1995 and 1996, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the only other executive officer of the Company whose compensation in 1996 exceeded $100,000 (together, the "Named Executive Officers").

                                                                      LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                       ANNUAL COMPENSATION(1)   ---------------------
           NAME AND                    ----------------------        SECURITIES             ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY($)     BONUS($)   UNDERLYING OPTIONS(#)   COMPENSATION($)(2)
------------------------------  ----   ---------     --------   ---------------------   ------------------
Joseph K. Kornwasser            1996   $ 274,575(3)  $125,425         0                      $ 12,484
  President and Chief
  Executive                     1995   $ 261,500     $138,500          147,000               $  7,438
  Officer                       1994   $ 260,000     $184,038(4)       0                     $  7,694
George M. Jezek                 1996   $ 100,000     $ 21,667           10,000               $  8,715
  Executive Vice President,     1995   $  85,667     $  7,000         0                      $  7,365
  Chief Financial Officer,      1994   $  75,000     $  4,000         0                      $  2,294
  Treasurer, Secretary

---------------

(1) Other than salary, bonus and the compensation described in footnote (2), the Company did not pay Mr. Kornwasser or Mr. Jezek any compensation, including incidental personal benefits, in excess of 10 percent of his salary.

(2) Represents premiums paid by the Company for medical, dental, life and disability insurance coverage and Company contributions to the Company's 401(k) plan.

(3) Salary includes amounts deferred by Mr. Kornwasser pursuant to the Company's 401(k) plan.

(4) Includes a non-refundable bonus of $50,000 that was paid in 1994 and was to be offset against any bonus for 1995 performance. In connection with the renegotiation of Mr. Kornwasser's employment agreement, the bonus paid for 1995 performance was not offset by such amount.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options for fiscal year 1996 to the Named Executive Officers, except Mr. Kornwasser who did not receive a grant of stock options for fiscal year 1996. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rights of 5% and 10% over the life of the options.

                                                     INDIVIDUAL GRANTS                          POTENTIAL
                                    ----------------------------------------------------       REALIZABLE
                                                  PERCENTAGE                                VALUE AT ASSUMED
                                                   OF TOTAL                                      ANNUAL
                                                    OPTIONS                                RATE OF STOCK PRICE
                                     NUMBER OF    GRANTED TO                                APPRECIATION FOR
                                    SECURITIES     EMPLOYEES                                     OPTION
                                    UNDERLYING        IN        EXERCISE OR                      TERM(1)
                                      OPTIONS       FISCAL      BASE PRICE    EXPIRATION   -------------------
        NAME AND POSITION           GRANTED(#)       YEAR         ($/SH)         DATE         5%        10%
----------------------------------  -----------   -----------   -----------   ----------   --------   --------
George M. Jezek                        10,000         8.1%        $ 29.50       1/29/06    $185,850   $469,050
  Executive Vice President, Chief
  Financial Officer, Treasurer,
  Secretary

---------------

(1) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5 percent and 10 percent from the date of grant through the full 10-year option term, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1996, the members of the Compensation and Stock Option Committee were Messrs. Peet, Jones, Weisman and Wolcott. None of such individuals was, or is, an officer or employee of the Company. No interlocking relationships exist between any member of the Compensation and Stock Option Committee and any member of the Board of Directors or compensation committee of any other corporation.

               COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and the Stock Price Performance Graphs which follow shall not be deemed to be incorporated by reference into any such filings.

GENERAL

     Administration. The Compensation and Stock Option Committee of the Board of Directors (the "Committee") consists of Messrs. Peet, Jones, Weisman and Wolcott, all of whom are Independent Directors. The Committee is responsible for administering the stock option plans and reviewing and approving the Company's executive compensation policies.

     Compensation Philosophy. The Committee believes that the overall objective of the Company's compensation program should be related to creating stockholder value. The primary goals for executive compensation are to attract and retain executive talent that contributes to the Company's long-term success, to reward the achievement of the Company's short-term and long-term strategic goals and to align the interests of executive officers with those of the stockholders.

EXECUTIVE COMPENSATION PROGRAM

     Currently, executive compensation consists of three components designed to meet the primary goals of the executive compensation program: salary, bonus and stock options.

     Salary. Salaries for the Company's executive officers are determined primarily on the basis of the executive officer's responsibility, salary practices of peer companies and the officer's individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Committee in accordance with certain criteria which include (i) individual performance, (ii) the functions performed by the executive officer, (iii) the scope of the executive officer's on-going duties, (iv) changes in the compensation peer group in which the Company competes for executive talent and
(v) the Company's financial performance generally. The weight given such factors by the Committee may vary from individual to individual.

     Bonus. In order to increase incentives for outstanding performance, a substantial portion of each executive officer's compensation may be paid in the form of contingent cash bonuses. The bonus amounts for executive officers are dependent in part on the Company's overall performance, as well as individualized criteria such as achievement of specified goals and satisfactory completion of special projects supervised by the executive officer.

     Stock Options. Stock options serve to further align the interests of management and the Company's stockholders by providing executive officers with an opportunity to benefit from stock price appreciation that can be expected to accompany improved financial performance. Stock options also enhance the Company's ability to attract and retain executives. The number of option shares granted and the other option terms, such as vesting, are determined by the Committee, based on recommendations of management in light of, among other factors, each officer's level of responsibility, prior performance and other compensation. However, there is no quantitative method for weighing these factors, and a decision to grant an award is primarily based upon an evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

     The Committee believes that the Company's compensation package, consisting, as it does, of competitive base salary, bonuses which are granted when the Company meets certain goals, and stock options which have value only when the Company's stock value increases, aligns executives' interests with those of stockholders.

CHIEF EXECUTIVE OFFICER

     The Company hired its present chief executive officer, Mr. Kornwasser, in August 1993 and entered into an employment agreement with him at that time. The agreement provided for an initial four-year term extending until December 31, 1997. Pursuant to the agreement, Mr. Kornwasser is required to devote substantially all of his business time to Company-related matters, and he is prohibited from involvement in certain businesses which are engaged in the acquisition, development, management or operation of commercial real estate which competes with the Company. The agreement initially provided for an annual base salary of $250,000. The agreement was amended in January 1995 to provide that Mr. Kornwasser be eligible for an annual bonus calculated as of the end of the Company's fiscal year and equal to 25% of preferred stock dividends (less return on capital) paid to the Company by K&F Development Company. In December 1995, the agreement was further amended to eliminate the formula component of the bonus and to set Mr. Kornwasser's compensation (salary and bonus) for 1995 at $400,000. For services provided in 1996, Mr. Kornwasser received $278,217 in salary and $125,425 in bonuses. The option to purchase 147,500 shares of Common Stock granted to Mr. Kornwasser in 1995 may only be exercised after the exercise of an option grant to purchase 266,000 shares of Common Stock he received in 1993. The 1995 option grant has an exercise price of $28.63 per share and the 1993 option grant has an exercise price of $32.50 per share. The 1995 salary and bonus amounts and the 1995 option grant were the result of negotiations between the Company and Mr. Kornwasser relating to the December 1995 amendments to his employment agreement. Also, in 1994 Mr. Kornwasser received an advance bonus of $50,000 which was to be offset by any bonuses received in 1995. As part of the December 1995 amendment to his employment agreement, the offset was not effected.

COMPENSATION POLICY REGARDING DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to executive officers, unless certain performance, disclosure and stockholder approval requirements are met. The Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

                                          COMPENSATION AND STOCK OPTION
                                          COMMITTEE

                                          Raymond E. Peet
                                          William D. Jones
                                          Walter Weisman
                                          Keene Wolcott

STOCK PRICE PERFORMANCE GRAPH

     The Company's initial public offering of shares of Series A Common Stock occurred in December 1991. In August 1993, the Company completed a public offering of shares of Common Stock, which at that time was designated as "Series B Common Stock" (which subsequently became Common Stock). After such offering, the holders of Series A Common Stock had the right to convert their shares into shares of Common Stock. By the end of 1993, most of the Series A Common Stock had been converted into Common Stock and, as of March 25, 1996, there were only approximately 38,266 shares of Series A Common Stock that remained outstanding.

     At the Company's Annual Meeting held on May 23, 1996, stockholders approved an amendment to the Company's charter to provide that all outstanding shares of Series A Common Stock be changed into shares of Common Stock and change the name of its "Series A Common Stock" to "Common Stock." There were approximately 38,266 outstanding shares of Series A Common Stock, which were converted on a one-for-one basis into shares of Common Stock.

     The following graph sets forth the cumulative total stockholder return on the Common Stock from December 31, 1991 through the end of 1996. The period on the graph from December 31, 1991 through August 31, 1993 represents the Company's Series A Common Stock. The period from August 31, 1993 through December 31, 1996 represents the Common Stock. After 1993, due to the limited number of outstanding shares of Series A Common Stock and the limited trading volume of such shares, Series A Common Stock price data is difficult to determine and may not be meaningful. The graph compares stockholder returns against the cumulative total return of the S&P 500 Index and the NAREIT Equity Index. The NAREIT Equity Index is presently comprised of 166 stock exchange-listed companies identified as real estate investment trusts ("REITs"), with a total capitalization of approximately $78 billion.

        Measurement Period                                                     NAREIT Equity
      (Fiscal Year Covered)           The Price REIT          S&P 500              REIT
12/31/91                                   100                 100                 100
12/31/92                                   116                 108                 115
12/31/93                                   127                 118                 137
12/31/94                                   142                 120                 141
12/31/95                                   142                 165                 163
12/31/96                                   202                 203                 221

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with its 1993 offering of Common Stock, the Company acquired the property management business of its property manager, K&F Commercial Properties ("K&F"). In August 1993, the two principals of K&F became executive officers of the Company; Joseph Kornwasser became President, Chief Executive Officer and a Director of the Company and Jerald Friedman became a Senior Vice President and Chief Operations Officer. Also concurrent with its 1993 offering, the Company acquired 100% of the non-voting preferred stock of K&F Development Company (the "Development Company"), a newly created California corporation that has property development capabilities. In March 1994, Mr. Friedman resigned his position at the Company and became Chairman and Chief Executive Officer of the Development Company. Effective January 1, 1997, the Company acquired the assets and assumed the liabilities of the Development Company and elected certain of the officers of the Development Company, including Mr. Friedman, to serve as officers of the Company. The Company acquired the assets pursuant to a distribution to the Company as owner of 100% of the non-voting preferred stock of the Development Company.

     During 1996, the Company paid to the Development Company development fees of approximately $142,000 and leasing commissions of approximately $250,000.

     In May 1995, the Development Company formed a joint venture with King Kullen Grocery Co., Inc. ("King Kullen"), a major Long Island, New York grocery chain, to develop a power center in the Commack area of Long Island, New York. The Development Company held approximately an 80% ownership interest in the joint venture and King Kullen holds the remaining 20% interest. On October 2, 1996, the Company purchased the Development Company's approximate 80% ownership interest in the joint venture for $250,000.

     In January 1996, the Company leased administrative offices from a general partnership ("General Partnership") affiliated with Messrs. Kornwasser and Friedman. The Company's lease payments on the office space to such partnership were approximately $9,459 for that month. The Development Company also paid approximately $4,054 in lease payments to such partnership in January 1996. On January 31, 1996, the General Partnership sold the property to an unrelated party. As negotiated in the sale, the Company and the Development Company entered into a new five-year lease with the purchaser effective January 1, 1996 which resulted in a slight reduction of the base rent. However, the rental rate is fixed for the initial five-year term.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of ten percent or more of the Company's Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Company's Common Stock. Based solely on its review of such forms received by it and the written representations of its Reporting Persons, the Company is unaware of any instances of noncompliance with such filing requirements during the fiscal year ended December 31, 1996 by its executive officers, directors and beneficial owners of more than ten percent of the Company's Common Stock.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than as set forth in Proposal 1 of this Proxy Statement. If other matters should properly come before the Annual Meeting or any postponement or adjournment thereof, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

     In order for stockholder proposals for the annual stockholders' meeting to be held in 1998 to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting, they must be received by the Company at its principal office at 7979 Ivanhoe Avenue, Suite 524, La Jolla, California 92037 prior to December 8, 1997 and must comply with all legal requirements for inclusion of such proposals.

GENERAL

     Financial statements are not made part of this Proxy Statement. However, financial statements reported upon by Ernst & Young LLP are included in the Company's Annual Report to Stockholders, enclosed with this Proxy Statement or previously mailed to stockholders. The Company's Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is made.

     Ernst & Young LLP audited the Company's financial statements for the year ended December 31, 1996 and has been selected by the Board of Directors to audit the Company's financial statements for the year ended December 31, 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions.

     The Company will bear all costs incurred in the solicitation of proxies. In addition to mailing copies of this material to all stockholders, the Company has requested banks and brokers to forward copies of such material to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses incurred in connection therewith. Officers and regular employees of the Company may, without being additionally compensated therefor, solicit proxies by mail, telephone, telegram or personal contact.

     ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED WITHOUT CHARGE TO ANY STOCKHOLDER WHO REQUESTS IT BY WRITING TO THE SECRETARY, THE PRICE REIT, INC., 7979 IVANHOE AVENUE, SUITE 524, LA JOLLA, CA 92037. THE EXHIBITS TO THAT REPORT WILL ALSO BE PROVIDED UPON REQUEST AND PAYMENT OF COSTS OF REPRODUCTION.

     It is important that all proxies be forwarded promptly in order that a quorum may be present at the Annual Meeting.

     We respectfully request you to complete, sign, date and return the accompanying proxy at your earliest convenience in the business reply envelope enclosed.

                                          By Order of the Board of Directors

                                          /s/ RAYMOND E. PEET
                                          --------------------------
                                          Raymond E. Peet
                                          Chairman

PROXY


                              THE PRICE REIT, INC.
                          7979 Ivanhoe Ave., Suite 524
                               La Jolla, CA 92037


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING ON MAY 28, 1997

          The undersigned stockholder of The Price REIT, Inc., a Maryland corporation (the "Company"), hereby appoints Raymond E. Peet and George M. Jezek (the "Proxies"), or either of them, each with the power of substitution, as proxies to the undersigned, to attend the Annual Meeting of Stockholders of the Company, to be held on Wednesday, May 28, 1997, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

          Election of seven directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominees: RAYMOND E. PEET, JOSEPH K. KORNWASSER, GEORGE M. JEZEK, ROY P. DRACHMAN, WILLIAM D. JONES, WALTER WEISMAN AND KEENE WOLCOTT.

          SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


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

                                                  Please mark  ___
                                                your votes as
                                                 indicated in   X
                                                 this example. ___


The Board of Directors recommends a vote FOR the election of Directors

                                                    FOR      WITHHELD
Election of the nominees for Director listed on     ---        ---
the REVERSE:
                                                    ---        ---

FOR, except vote withheld from the following nominee(s):

--------------------------------------------

--------------------------------------------

MARK HERE      ---    Address _____________________________________
FOR ADDRESS
CHANGE AND     ---    _____________________________________________
NOTE AT RIGHT
                      _____________________________________________

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the election of all directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.


Signature(s) ________________________________________________ Date ___________

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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